WACHOVIA
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News Announcement
For Additional Information:                              Wachovia Corporation
Robert S. McCoy, Jr.                                     Atlanta, GA 30383
Chief Financial Officer, 910-732-5926                    Winston-Salem, NC 27150

James C. Mabry, Manager
Investor Relations, 910-732-5788                    December 19, 1997

     Wachovia Corporation will take three special charges in the fourth quarter of 1997: $67 million, pretax, for the disposal of personal computer hardware and software in conjunction with the corporation's plan to adopt a company-wide distributed technology platform; $232 million, pretax, in previously announced expenses associated with the integration of Central Fidelity Banks, Jefferson Bankshares and 1st United Bancorp; and $4 million in pretax losses from the sale of available-for-sale investment securities. The net impact of all three charges is expected to be $205 million after-tax or approximately $1.01 per diluted share.
     "Wachovia has long enjoyed the benefits of centralized technology for mainframe systems and has worked diligently to realize the same efficiencies for desktop systems and servers," said L. M. Baker, Jr., chief executive officer. "Advances in technology and movement toward a single industry standard now make the adoption of common distributed technology a possibility and Wachovia will capitalize early on this potential. The rollout of common desktop hardware and software for employees will facilitate better interdepart-ment and interoffice communication capabilities across our expanding franchise while eliminating separate maintenance, support and training costs. The move necessitates the write down and disposal of personal computers and servers acquired before January 1, 1997." Mr. Baker noted that the impairment of these assets is unrelated to Year 2000 compliance issues, which the corporation has been working to address separately since 1995.
     The $232 million expense represents merger-related charges and loan loss provision expenses, with the merger-related charges higher than previously announced estimates. The merger charges are for severance, retention and relocation costs; systems and operating charges; business line and branch integration expenses; and deal costs. The primary reason for the increase over original estimates is higher severance costs resulting from more employees electing to receive severance packages than anticipated. Additional pretax merger expenses of $50 million associated with the integration of Central Fidelity Banks, Jefferson Bankshares, 1st United Bancorp and Ameribank Bancshares will be recognized in 1998, largely in the first half of the year.
     Sales of available-for-sale investment securities, acquired primarily in connection with Wachovia's Virginia mergers, will result in losses of $4 million for the quarter. The securities are being sold to restructure the portfolio for higher yields.
     On a core operating basis excluding these nonrecurring charges, Wachovia will report solid financial results for both the fourth quarter and full year, Baker indicated. The corporation expects to announce its earnings for the quarter and year on January 20, 1998.